Exhibit 99.1
Contact:
Risa Fisher
rfisher@webmd.net
212-624-3817
WebMD Provides Preliminary Second Quarter Results
and Updates Financial Guidance for 2011
New York, NY (July 18, 2011) — WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced preliminary financial results for the three months ended June 30, 2011 and updated financial guidance for 2011.
Preliminary Results For the Three Months Ended June 30, 2011
WebMD expects that its second quarter results will be in line with previously stated financial guidance for the quarter.
•	Revenue for the June quarter is expected to be approximately $141 million, an increase of approximately 15% over the prior year period. Advertising revenue increased approximately 20% over the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the June quarter is expected to be approximately $45 million or 32% of revenues, an increase of approximately 31% over the prior year period.

•	Income from continuing operations for the June quarter is expected to be approximately $14 million or $0.23 per diluted share, an increase of 82%. Income from continuing operations includes an after tax gain on investments of approximately $1.0 million, or $0.02 per diluted share.

•	Net income for the June quarter is expected to be approximately $21.4 million or $0.35 per diluted share which includes an after tax gain from investments of approximately $1.0 million, or $0.02 per diluted share and an after tax gain from discontinued operations of approximately $7.4 million, or $0.12 per diluted share attributable to the final resolution of a Department of Justice investigation relating to a business that was divested in 2006.
Traffic to the WebMD Health Network continued to grow, reaching an average of 104.8 million unique users per month and total traffic of 2.17 billion page views during the second quarter, increases of 30% and 24%, respectively, from a year ago. Excluding a small affiliate site that will cease to be a part of the WebMD Health Network beginning in the September 2011 quarter, unique users would have been 100.4 million and page views would have been 2.14 billion. When excluding this affiliate site from both the current and prior periods, users and page views would have increased 28% and 24%, respectively.
Updated 2011 Financial Guidance
Based on current visibility into the second half of this year, WebMD has updated its financial guidance for 2011 and expects the following:
•	Revenue of $580 million to $600 million,

•	Adjusted EBITDA of $200 million to $210 million, and

•	Income from continuing operations of $71 million to $80 million.

WebMD expects 2011 revenue of $580 million to $600 million to assume the following distribution:
•	Approximately 86% from public portals advertising and sponsorship, representing growth of approximately 12% to 15% over the prior year, and

•	Approximately 14% from private portal licensing, representing a decrease of 4% to 7% over the prior year.
WebMD’s prior financial guidance for 2011, as last disseminated on May 5, 2011, was:
•	Revenue of $610 million to $640 million,

•	Adjusted EBITDA of $215 million to $230 million, and

•	Income from continuing operations of $79.8 million to $91.8 million.
For the September 2011 quarter, WebMD expects:
•	Revenue of $135 million to $140 million, with approximately 85% from public portals advertising and sponsorship and 15% from private portal licensing. Advertising revenue is expected to increase 1% to 5%, while private portal revenue is expected to decrease 5% to 9%, compared to the prior year period,

•	Adjusted EBITDA is expected to be approximately 29% of revenue, and

•	Income from continuing operations is expected to be approximately 6.4% of revenue.
The revisions to the Company’s financial guidance for the second half of 2011 are the result of several factors, including:
•	Extended internal legal and regulatory review of larger biopharmaceutical sponsorship programs in both the consumer and professional markets that were sold in previous quarters which is causing longer delays in the launch of these programs than was previously anticipated,

•	Unexpected delays and cancellations of new consumer sponsorships sold in previous quarters that were scheduled to launch later this year. The cancellations were due to budget cuts on the part of several consumer products companies,

•	A reduction in sales estimates and related revenue contribution for the second half of 2011 due to the impact of the items mentioned above, and

•	Lower licensing revenue as a result of less than anticipated new customer additions that would have offset customer attrition in the private portals business.
“While I am disappointed in our growth in the back half of this year, I am confident that the long term opportunity for WebMD is substantial,” said Wayne Gattinella, President and CEO, WebMD. “We will be launching a new portfolio of streamlined sponsorship services this quarter that are designed to enhance program performance, better facilitate the internal approval process of our biopharmaceutical customers and speed the time to implementation. We expect our advertising and sponsorship revenue growth to improve commencing in the middle of next year.”
A schedule outlining WebMD’s updated 2011 financial guidance is attached to this press release.
Final Results to Be Released on August 2, 2011
The information in this release is preliminary. WebMD is completing its normal closing process and will release its second quarter results on August 2, 2011, at approximately 4:00 p.m. (Eastern time) and will hold a conference call with investors and analysts to discuss its second quarter results at 4:45 p.m. (Eastern time) on that day. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. More than 100 million unique visitors access the WebMD Health Network each month.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.
*************************
All statements contained in this press release other than statements of historical fact, are forward-looking statements, including those regarding: our preliminary second quarter results (which reflect what we currently expect to report and is subject to adjustment); guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
*************************
This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
*************************
WebMD ® , Medscape ® , eMedicine ® , MedicineNet ® , RxList ® , Subimo ® , Medsite ® , Summex ® and Medscape ® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

4